As filed with the Securities and Exchange Commission on June 28, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM N-8A

NOTIFICATION OF REGISTRATION FILED
PURSUANT TO SECTION 8(a) OF THE
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:       Barclays Foundry Investment Trust

Address of Principal Business Office:                         45 Fremont Street
                    San Francisco, CA 94105

Telephone Number:        1-415-597-2000

Name and Address of Agent
for Serviceof Process:                                                 c/o Investors Bank & Trust Company
                   200 Clarendon Street
                   Boston, MA 02116

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/
NO / /

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of San Francisco and state of California on the 28th day of June, 2007.

Signature:  Barclays Foundry Investment Trust
[Seal]
By: /s/ Eilleen M. Clavere
Eilleen M. Clavere
Secretary

Attest:  /s/ Arlene R. Antonio
              Arlene R. Antonio
              Notary